Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated September 14, 2011 with respect to the consolidated financial statements and internal control over financial reporting of PMFG, Inc. and Subsidiaries appearing in the 2011 Annual Report of PMFG, Inc. and Subsidiaries on Form 10-K for the year ended July 2, 2011 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Dallas, Texas
November 21, 2011